Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $1.00 per share(1)	Rules 457(c) and 457(h)	30,836,601 (1)	$20.98(2)	$646,951,888.98	0.00011020	$71,294.10
Total Offering Amounts					$646,951,888.98		$71,294.10
Total Fee Offsets							$—
Net Fee Due							$71,294.10

(1)	This registration statement covers, in addition to the number of shares of Healthpeak Properties, Inc., a Maryland corporation (the “Company” or the “Registrant”), common stock, par value $1.00 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this registration statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Healthpeak Properties, Inc. 2023 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rules 457(c) and (h) of the Securities Act, based upon the average of the high and low sale prices of the Common Stock reported on the New York Stock Exchange on April 26, 2023.